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                                 EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS



     We consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 33-82550, 33-94886, 333-00442, 333-03686, 333-10879,
333-15697, and 333-30823) and on Form S-3 (File Nos. 333-13377, 333-11091,
333-21751 and 333-32781) of Ascend Communications, Inc. of our report dated January 22, 1997, except for Note M as to which the date is March 30, 1997, on our audits of the consolidated financial statements and our report dated January 22, 1997 on our audits of the consolidated financial statement schedule of Cascade Communications Corp. as of December 31, 1996, and for the years ended December 31, 1996 and 1995, which reports are included in this Annual Report on Form 10-K/A of Ascend Communications, Inc.


                                                        COOPERS & LYBRAND L.L.P.



Boston Massachusetts
May 27, 1998